Exhibit 99.2

Aon Corporation

Pro Forma Statement of Financial Position

Twelve Months Ended December 31, 2007

(Unaudited)

(millions)	Historical	Pro Forma Adjustments		Pro Forma Adjusted
ASSETS

CURRENT ASSETS
Cash	$584	$2,913	(2)	$3,497
Short-term investments	4,331	—		4,331
Receivables	8,378	—		8,378
Other current assets	292	—		292
Assets held for sale	4,388	(4,388	)(1)	—
Total Current Assets	17,973	(1,475)		16,498
Goodwill	4,935	—		4,935
Other intangible assets	204	—		204
Fixed assets, net	498	—		498
Long-term investments	417	—		417
Other non-current assets	921	—		921
TOTAL ASSETS	$24,948	$(1,475)		$23,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Insurance premiums payable	$9,498	$—		$9,498
Short-term debt	252	—		252
Accounts payable and accrued liabilities	1,418	78	(4)	1,496
Other current liabilities	360	499	(3)	859
Liabilities held for sale	3,025	(3,025	)(1)	—
Total Current Liabilities	14,553	(2,448)		12,105
Long-term debt	1,893	—		1,893
Pension, post employment and post retirement liabilities	1,251	(13	)(4)	1,238
Other non-current liabilities	1,030	—		1,030
TOTAL LIABILITIES	18,727	(2,461)		16,266

STOCKHOLDERS’ EQUITY	6,221	986	(5)	7,207

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,948	$(1,475)		$23,473

Aon Corporation

Pro Forma Statement of Income

Twelve Months Ended December 31, 2007

(Unaudited)

(millions except per share data)	Historical	Pro Forma Adjustments		Pro Forma Adjusted

Revenue
Commissions and fees and other	$7,170	$—		$7,170
Investment income	301	—		301
Total revenue	7,471	—		7,471

Expenses
Compensation and benefits	4,388	—		4,388
Other general expenses	1,726	—		1,726
Depreciation and amortization	194	—		194
Interest expense	138	—		138
Provision for New York and other state settlements	1	—		1
Total expenses	6,447	—		6,447

Income from continuing operations before provision for income tax	1,024	—		1,024
Provision for income tax	352	—		352
Income from continuing operations	672	—		672

Discontinued operations
Income from discontinued operations	316	(323	)(6)	(7)
Provision for income tax	124	(137	)(6)	(13)
Income from discontinued operations	192	(186)		6

Net income	$864	$(186)		$678

Basic net income per share
Continuing operations	$2.25			$2.25
Discontinued operations	0.65			0.03
Net income	$2.90			$2.28

Diluted net income per share
Continuing operations	$2.10			$2.10
Discontinued operations	0.59			0.01
Net income	$2.69			$2.11

Weighted average number of common shares:
Basic	297.5			297.5
Diluted	323.0			323.0

Aon Corporation

Notes to Pro Forma Financial Information

(1) - Reflects book value of assets and liabilities of CICA, Sterling and Olympic.

(2) - Reflects cash proceeds received at closing.  The proceeds are subject to post-closing adjustments as described in Item 2.01 of this Current Report on Form 8-K.

(3) - Reflects the estimated income tax effect of the transaction.

(4) - Reflects the estimated transaction costs and benefits.

(5) - Reflects estimated after-tax gain of the transaction.

(6) - Reflects elimination of the results of operations of CICA, Sterling and Olympic.